Exhibit 99.1

                      USANA Announces Receipt of
                       Automated NASDAQ Notice


    SALT LAKE CITY--(BUSINESS WIRE)--Aug. 14, 2007--USANA Health Sciences Inc. (NASDAQ:USNA) today announced that the company has received an automated notice from the NASDAQ indicating that the Company's recent quarterly report on form 10-Q is considered incomplete, because the financial information in the Form 10-Q was not reviewed by an independent auditor. According to the Nasdaq notice, the Company fails to comply with the Form 10-Q filing requirements for continued listing set forth in Marketplace Rule 4310(C)(14) and, therefore, its shares are subject to delisting from the Nasdaq Stock Market unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel.

    The notification does not by itself result in immediate delisting of the Company's securities. On August 13, 2007, the Company requested a hearing before the Panel to review and address the findings in the staff's letter. This request will permit the Company's securities to remain listed on Nasdaq pending the hearing and a final determination by the Panel.

    The Company was unable to file a fully compliant Form 10-Q because its former independent registered public accountant resigned on July 10, 2007, and the timing of the resignation prevented the Company from engaging a new independent registered public accountant to review the financial statements included in the Form 10-Q before the Form 10-Q was filed.

    The Company's Audit Committee is continuing the process of retaining an independent auditor as quickly as possible, and will announce a successor upon completion of that process. Once an independent auditor is retained, the Company intends to engage that firm to ensure that the review of the Company's quarterly financial statements contained in the Form 10-Q for the quarter ended June 30, 2007 is completed. As soon as the independent financial review is completed, the Company intends to file a compliant Form 10-Q amendment with both the SEC and Nasdaq.

    About USANA

    USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. There can be no assurance that the Nasdaq Panel will grant the Company's request for continued listing.


    CONTACT: Investors Contact:
             USANA Health Sciences Inc.
             Riley Timmer, Investor Relations, (801) 954-7100 investor.relations@us.usana.com or
             Media contact:
             Edelman
             Joe Poulos, (312) 240-2719